Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of May 14, 2014 and effective as of March 31, 2014, and entered into by and among AFFIRMATIVE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the lenders listed on the signature pages hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), and for purposes of Section 6 hereof, the other Loan Parties listed on the signature pages hereto. Capitalized terms used but not defined herein having the meaning given them in the Credit Agreement (as hereinafter defined).

Recitals

Whereas, the Borrower, the Lenders from time to time party thereto, the Agents and the other parties thereto have entered into that certain Credit Agreement dated as of September 30, 2013, as amended by that certain First Amendment to Credit Agreement dated as of December 31, 2013 (as amended, amended and restated, extended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”);

Whereas, the Borrower has requested an amendment to the Credit Agreement, pursuant to and in accordance with Section 9.08(a) of the Credit Agreement; and

Whereas, the Required Lenders and the Agents are willing to agree to the amendment requested by the Borrower, on the terms and conditions set forth in this Amendment;

Now Therefore, in consideration of the premises and the mutual agreements set forth herein, the Borrower, Required Lenders and Agents agree as follows:

1. AMENDMENTS TO CREDIT AGREEMENT. Subject to the conditions and upon the terms set forth in this Amendment and in reliance on the representations and warranties of the Borrower set forth in this Amendment, the Credit Agreement is hereby amended as follows:

1.1. Amendment to Section 1.01. Section 1.01 of the Credit Agreement shall be amended as follows:

(a) The following definitions shall be added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Risk-Based Capital Ratio Compliance Amount” shall mean, for any period, any amounts credited during such period by any Non-Regulated Subsidiary against any amounts owed to it by any Regulated Insurance Subsidiary for the purpose of supporting such Regulated Insurance Subsidiary’s compliance with Section 6.13 of this Agreement.

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement, dated as of May 14, 2014 and effective as of March 31, 2014, by and among the Borrower, the Loan Parties, the Required Lenders, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Second Amendment Effective Date” shall have the meaning set forth in Section 4 of the Second Amendment.

(b) The following definitions shall be replaced in their entirety with the following:

“Cash Flow” shall mean, for any relevant 12 month fiscal period, the sum, without duplication, of (i) for the Borrower, USAgencies and their respective subsidiaries (other than the Regulated Insurance Subsidiaries), Consolidated EBITDA for the relevant period, and (ii) all state and federal income tax expenses incurred by the Regulated Insurance Subsidiaries for the relevant period; provided that for purposes of calculating Cash Flow for any period (A) the Cash Flow of USAgencies and of any other Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Cash Flow of any person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). The preceding formula shall be adjusted on a proportionate basis for any relevant period that is not a fiscal twelve month period.

“Excess Cash Flow” shall mean, for any relevant twelve (12) month fiscal period, without duplication, Cash Flow, less (a) the consolidated aggregate amount of all Capital Expenditures for such period, including capital payments for business expenditures and investments, such as capital lease payments, (b) consolidated state and federal income taxes for such period, (c) Consolidated Interest Expense, (d) ordinary corporate dividends made in accordance with the terms hereof during such period, (e) cash consideration utilized for Permitted Acquisitions during the relevant twelve (12) month fiscal period and (f) any payments made by any Non-Regulated Subsidiary to any Regulatory Subsidiary pursuant to the Affirmative Intercompany Tax Agreement. The preceding formula shall be adjusted on a proportionate basis for any relevant period that is not a fiscal twelve (12) month period.

“Required Minimum EBITDA” shall mean (a) for the fiscal quarter ending December 31, 2013 (i) if the Risk-Based Capital Ratio for any Regulated Insurance Subsidiary (determined on an individual basis) is equal to or greater than 375% as of the last day of such fiscal quarter, $2,000,000 or (ii) if the Risk-Based Capital Ratio for any Regulated Insurance Subsidiary (determined on an individual basis) is less than 375% as of the last day of such fiscal quarter, $2,500,000 and (b) for the fiscal quarter ending March 31, 2014 and each fiscal quarter thereafter (i) if the Risk-Based Capital Ratio for any Regulated Insurance Subsidiary (determined on an individual basis) is equal to or greater than 375% as of the last day of such fiscal quarter, an amount equal to the difference of (x) $2,500,000, minus (y) any Risk-Based Capital Ratio Compliance Amount or (ii) if the Risk-Based Capital Ratio for any Regulated Insurance Subsidiary (determined on an individual basis) is less than 375% as of the last day of such fiscal quarter, an amount equal to the difference of (x) $3,000,000, minus (y) any Risk-Based Capital Ratio Compliance Amount.

1.2. Amendment to Sections 5.04(a), (b) and (c). Sections 5.04(a), (b) and (c) of the Credit Agreement shall be amended such that each reference therein to “consolidated balance sheet and related statements of income” shall be deleted and replaced with the following:

“consolidated (and, with respect to the Regulated Insurance Subsidiaries as a group and their consolidated Subsidiaries, consolidating) balance sheet and related statements of income”

1.3. Amendment to Section 5.04(d). Section 5.04(d) of the Credit Agreement shall be replaced in its entirety to read as follows:

“(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a certificate of the Financial Officer certifying such statements (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11, 6.12, 6.13 and 6.14, and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow and (ii) production monitor reports in a form substantially consistent with the reports included in the “Debt Amendment Background Information” presentation to the Lenders dated March 2014 or such other form reasonably acceptable to the Administrative Agent;”

1.4. Amendment to Section 5.04(n). Section 5.04(n) of the Credit Agreement shall be replaced in its entirety to read as follows:

“(n) within 10 days of delivery of financial statements under paragraph (a) or (b) above, (i) management’s discussion and analysis of the important operational and financial developments during such fiscal year or fiscal quarter, as applicable, consistent with the Borrower’s historical practice and (ii) a risk-based capital report in a form substantially consistent with the report included in the “Debt Amendment Background Information” presentation to the Lenders dated March 2014 or such other form reasonably acceptable to the Administrative Agent.”

1.5. Amendment to Section 5. Section 5 of the Credit Agreement shall be amended to add the following additional Section 5.18:

“After the delivery to the Administrative Agent and the Lenders of the financial statements pursuant to Sections 5.04(a) and (b), the Borrower will promptly conduct a meeting (which shall be telephonic) of the Administrative Agent and the Lenders to discuss the most recently reported financial results and the financial condition of the Borrower and its Subsidiaries, at which shall be present a senior officer of the Borrower and such other senior officers of the Credit Parties as may be reasonably requested to attend (by telephone) by the Administrative Agent or the Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.”

1.6. Amendment to Section 6.13. Section 6.13 of the Credit Agreement shall be replaced in its entirety to read as follows:

“The Borrower will not permit the Risk-Based Capital Ratio for any Regulated Insurance Subsidiary determined on an individual basis calculated as of the last day of any fiscal quarter to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended	Ratio
December 31, 2013	300%
June 30, 2014	300%
September 30, 2014	350%
December 31, 2014 and the last day of each fiscal quarter thereafter (if deferred consideration in Retail Sale is received)	300%
December 31, 2014 and the last day of each fiscal quarter thereafter (if deferred consideration in Retail Sale is not received)	350%”

2. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. In order to induce the Required Lenders and the Agents to enter into this Amendment, the Borrower represents and warrants to each Lender and the Agents that the following statements are true, correct and complete:

2.1. Power and Authority. Each of the Loan Parties has all requisite corporate or limited liability company power and authority to enter into this Amendment and to carry out the transactions contemplated by, and to perform its obligations under or in respect of, the Credit Agreement as amended hereby.

2.2. Corporate Action. The execution and delivery of this Amendment and the performance of the obligations of each of the Loan Parties under or in respect of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Loan Parties.

2.3. No Conflict or Violation or Required Consent or Approval. The execution and delivery of this Amendment and the performance of the obligations of each of the Loan Parties under or in respect of the Credit Agreement as amended hereby do not and will not conflict with or violate (a) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party or any of its Subsidiaries, (b) any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, (c) any order of any Governmental Authority or arbitrator binding on any Loan Party or any of its Subsidiaries, or (d) any indenture, agreement or instrument to which any Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any of its Subsidiaries, or any property of any of them, is bound (except where such violation could not reasonably be expected to have a Material Adverse Effect), and do not and will not require any consent or approval of any Person (other than any approval or consent obtained and is in full force and effect or approvals or consents the failure to obtain could not reasonably be expected to have a Material Adverse Effect or which are not material to the consummation of the transaction contemplated hereby).

2.4. Execution, Delivery and Enforceability. This Amendment has been duly executed and delivered by each Loan Party which is a party hereto and is the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, and similar proceedings affecting the rights of creditors generally, and general principles of equity. The Agents’ Liens in all Collateral continue to be valid, binding and enforceable Liens which secure the Obligations to the extent valid, binding and enforceable on the Closing Date, except as enforceability may be affected by applicable bankruptcy, insolvency and similar proceedings affecting the rights of creditors generally, and general principles of equity.

2.5. No Default or Event of Default. After giving effect to this Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default.

2.6. No Material Adverse Effect. No event, change or condition has occurred since the Closing Date that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

2.7. Representations and Warranties. Each of the representations and warranties contained herein and in the Loan Documents is and will be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof and as of the effective date of this Amendment, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such earlier date).

3. CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT. This Amendment, and the consents and approvals contained herein, shall be effective only if and when signed by, and when counterparts hereof shall have been delivered to the Agents (by hand delivery, mail, telecopy or other electronic transmission) by each Loan Party, each Required Lender, and only if and when each of the following conditions is satisfied or waived:

3.1. No Default or Event of Default; Accuracy of Representations and Warranties. At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall exist and each of the representations and warranties made by the Loan Parties herein and in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as if made on and as of the date on which this Amendment becomes effective (except that any such representation or warranty that is expressly stated as being made only as of a specified earlier date shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such earlier date)) and the Administrative Agent shall have received an officer’s certificate from the Borrower confirming the same.

3.2. Amendment to Closing Date Subordinated Credit Agreement. The Administrative Agent shall have received a duly executed copy of an amendment to the Closing Date Subordinated Credit Agreement substantially in the form attached as Exhibit A hereto, making amendments thereto that correspond to those made herein and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

3.3. Fees and Expenses. The Borrower shall have paid to the Administrative Agent on the Second Amendment Effective Date (a) for the account of each Lender which has consented to this Amendment on or prior to the date hereof, a non-refundable cash fee in an amount equal to 1.00% of the aggregate principal amount of outstanding Term Loans held by each such Lender, which fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter, and shall be fully earned and due and payable on the Second Amendment Effective Date and (b) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby (in the case of legal fees and expenses, limited to the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent); provided that, the Administrative Agent and/or Latham & Watkins LLP shall have provided to the Borrower reasonably detailed supporting backup documentation at least one Business Day prior to the Second Amendment Effective Date.

4. EFFECTIVE DATE. This Amendment shall become effective (the “Second Amendment Effective Date”) as of March 31, 2014 once the conditions set forth in Section 3 of this Amendment are satisfied or waived.

5. EFFECT OF AMENDMENT; RATIFICATION. This Amendment is a Loan Document. From and after the date on which this Amendment becomes effective, all references in the Loan Documents to the Credit Agreement and other Loan Documents shall mean the Credit Agreement as amended hereby. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents, including the Liens granted thereunder, shall remain in full force and effect, and all terms and provisions thereof are hereby ratified and confirmed.

6. MISCELLANEOUS. Each of the Loan Parties confirms that as amended hereby, each of the Loan Documents to which it is a party is in full force and effect, and that as of the date hereof, none of the Loan Parties has any defenses, setoffs or counterclaims to its Obligations.

7. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8. NO WAIVER. The execution, delivery and effectiveness of this Amendment does not constitute a waiver of any Default or Event of Default, amend or modify any provision of any Loan Document except as expressly set forth herein or constitute a course of dealing or any other basis for altering the Obligations of any Loan Party.

9. COMPLETE AGREEMENT. This Amendment sets forth the complete agreement of the parties in respect of any amendment to any of the provisions of any Loan Document.

10. CAPTIONS; COUNTERPARTS. The catchlines and captions herein are intended solely for convenience of reference and shall not be used to interpret or construe the provisions hereof. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy or other electronic transmission), all of which taken together shall constitute but one and the same instrument.

[signatures follow; remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Second Amendment to Credit Agreement as of the date set forth above.

AFFIRMATIVE INSURANCE HOLDINGS, INC.,
as Borrower

By:	/s/ Michael J. McClure
	Name:	Michael J. McClure
	Title:	CEO

LOAN PARTIES:

AFFIRMATIVE INSURANCE HOLDINGS, INC.
AFFIRMATIVE MANAGEMENT SERVICES, INC.
AFFIRMATIVE SERVICES, INC.
AFFIRMATIVE INSURANCE GROUP, INC.
AFFIRMATIVE UNDERWRITING SERVICES, INC.
AFFIRMATIVE INSURANCE SERVICES, INC.
USAGENCIES, L.L.C.
USAGENCIES MANAGEMENT SERVICES, INC.

By:	/s/ Michael J. McClure
	Name:	Michael J. McClure
	Title:	CEO

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Agent

By:	/s/ Thomas Hall
Name: Thomas Hall
Title: Authorized Signatory

By:	/s/ Jens Ernberg
Name: Jens Ernberg
Title: Authorized Signatory

The Lender acknowledges and agrees that this signature page shall be fully valid and binding upon the Lender upon its execution and delivery by the Lender to the Administrative Agent and may not thereafter be revoked, terminated or cancelled by the Lender.

LENDER,
as a Lender

By:	/s/ Lender
Name:
Title: